Exhibit 99-1

News Release


                                              Vectren Corporation
                                              P.O. Box 209
                                              Evansville, IN 47702-0209

January 24, 2001

FOR IMMEDIATE RELEASE

              Vectren Reports Fiscal 2000 Earnings

Evansville, Indiana - (NYSE:VVC) Vectren Corporation today reported 2000 fiscal year earnings of $108.8 million or $1.78 per share before merger and integration related charges, an increase of 20% over last year.

For the fourth quarter of 2000, Vectren's earnings were $35.2 million or $.57 per share before merger and integration related charges, compared to the $22.2 million or $.36 per share in 1999.

According to Vectren Chairman and Chief Executive Officer, Niel
C. Ellerbrook, "Vectren had a very strong first year of operations and we foresee continued growth. With the addition of the gas distribution business acquired from the former The Dayton Power and Light Company Light's gas business, our utility group expanded its customer base. Vectren's utility group, along with our continued growth of our non-regulated business and our ability to successfully compete in the wholesale power market, provides us a substantial foundation to build upon in the coming year."

Specific Fiscal 2000 Highlights include:

Total customer count of approximately one million was achieved with the addition of 310,000 customers acquired from The Dayton
Power and Light Company.

Operating revenues for the year increased to $1.6 billion, 54% above last year, reflecting colder heating weather, the significant increases in gas costs and the addition of revenues for November and December from the newly acquired gas distribution business.

Earnings per share before merger and integration related charges increased 20% to $1.78. Reported net income and earnings per share for the current year were $72.0 million and $1.18 per share, respectively.

Utility operating margin was $495.11 million, a $41.54 million increase over last year, due to the additional gas throughput as a result of the Dayton asset acquisition, colder heating weather and increased wholesale and retail electricity sold.r.

Non-regulated business segments achieved earnings growth, before merger and integration related charges, of 64% over 1999.

During the fourth quarter of 2000, Vectren expensed merger and integration related costs of $14.6 million ($9.0 million net of tax, or $0.14 per share). Merger and integration related costs expensed during the fiscal year 2000 totaled $52.5 million ($36.8 million net of tax, or $.60 per share). These costs include increased depreciation related to certain information systems to be retired in 2001 as a result of the merger. The continued merger integration activities, which will contribute to the net merger savings, will be substantially completed during 2001. The company expects to realize net merger savings of nearly $200 million over ten years.

Mr. Ellerbrook added, "Gas throughput volumes increased over 70% in the fourth quarter this year as compared to last year,
generating higher operating margins.    In additionAt the same
time, per unit gas costs have dramatically increased to over 3 times the levels of last year. This unprecedented circumstance is the result of conditions in the national natural gas marketplace. Distributors While a national issue, transporters like our Company principal utility subsidiaries do not benefit from these high gas costs and ,under state law we pass instead passing through gasthese costs on a dollar for dollar basis. Like our customers, we expect to experience some adverse consequences from the higher gas costs in 2001, including higher working capital requirements, increased expenses, including interest costs and uncollectibles, and possibly some level of price sensitive reduction in volumes sold."will continue to work with our customers to find ways to help them manage their usage and to help mitigate their financial burden."

Specific Fourth Quarter Highlights include:

Operating revenues totaled $707.9 million, 129% above last year, also reflecting the colder weather, the significant increases in gas costs and the addition of revenues for November and December from the newly acquired gas distribution business.

Earnings per share before merger and integration related charges increased 5358% to $.57. Reported net income and earnings per share for the current period were $26.2 million and $.43 per share, respectively.

Utility operating margin was $160.55 million, a $43.11 million increase over the same period last year., due to the additional gas throughput as a result of the Dayton asset acquisition and increased gas and electric sales on colder heating weather.

Non-regulated business segments achieved earnings growth before merger and integration related costs of 2520% over the fourth quarter of 1999.

In conjunction with Vectren Corporation's fourth quarter earnings release, you are invited to listen in real-time to its conference call on January 25 at 10 a.m. EST. The call will also be available for replay. A link to the live broadcast and replay will be available on Vectren's Web site at http://www.vectren.com.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services, fiber-optic based communication services, and utility related services including materials management, debt collections, underground pipeline construction and repair, underground facilities locating and meter reading services to customers throughout the surrounding region. To learn more about Vectren, visit www.vectren.com.

Please SEE ATTACHED unaudited schedules for additional financial information.

NOTE: Net income for the three-month period ended December 31 is not indicative of net income for an annual period due to seasonal sales of gas and electric for space heating and cooling purposes.

This press release may contain forward-looking statements. Vectren wishes to caution readers that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 8-K filed with the Securities and Exchange Commission on July 11, 2000.

Investor Contact:   Steven M. Schein, (812) 491-4209,
sschein@vectren.com
Media Contact:      Jeffrey W. Whiteside, (812) 491-4205,
jwhiteside@vectren.com
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